LIONEL SAWYER & COLLINS

ATTORNEYS AT LAW

1100 BANK OF AMERICA PLAZA
50 WEST LIBERTY STREET
RENO, NEVADA 89501
(775) 788-8666
FAX (775) 788-8682
lsc@lionelsawyer.com
www.lionelsawyer.com

May 20, 2008

WRITER'S DIRECT DIAL NUMBER
@LIONELSAWYER.COM

Hydrogen Engine Center, Inc.
2502 East Poplar Street
Algona, IA 50511

Re: Registration of Common Stock of Hydrogen Engine, Center, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Hydrogen Engine Center, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 3,289,135 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), to be sold by a selling security holder ("Selling Security Holder") with the United States Securities and Exchange Commission (the "SEC") under a Registration Statement on Form S-1 filed on or about the date hereof (the "Registration Statement").

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, and any amendments thereto, certified by an officer of the Company on May 20, 2008.

2. The Bylaws of the Company, and all amendments thereto, certified by an officer of the Company on May 20, 2008.

RHS Hydrogen Engine Center, Inc.
LSC Opinion 052008.doc

3. Resolutions of the Board of Directors of the Company, dated April 11, 2008, and certified by an officer of the Company on May 20, 2008.

4. The Standby Equity Distribution Agreement between the Company and YA Global Investments, L.P. (the "Standby Equity Distribution Agreement").

5. The form of stock certificate to be issued in accordance with the terms of the Standby Equity Distribution Agreement, certified by an officer of the Company on May 20, 2008.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Based upon the foregoing, and subject to the following, it is our opinion that the shares of the Company's common stock, when issued in accordance with the Standby Equity Distribution Agreement between the Company and YA Global Investments, L.P. (including payment of any share price as provided therein and any applicable award agreements entered into in accordance therewith), will be duly authorized, validly issued, fully-paid and non-assessable.

This Opinion Letter is intended solely for use in connection with the registration of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Lionel Sawyer & Collins

Lionel Sawyer & Collins